                                                                  EXHIBIT 11

                                   ADTRAN, INC

        WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING
        For the Three Months and Six Months Ended June 30, 1996 and 1997


                                                                         Three Months Ended               Six Months Ended
                                                                              June 30,                        June 30,
                                                                       1996             1997             1996            1997

Weighted average common shares outstanding....................        38,649,998      39,244,514    38,472,186       39,137,998
Net weighted average common stock options
   outstanding under the treasury stock method................           931,734         280,740     1,107,307          401,534
                                                                         -------         -------     ---------          -------

Weighted average common and common
    equivalent shares outstanding.............................       39,581,732       39,525,254    39,580,123       39,539,532
                                                                     ==========       ==========    ==========       ==========


Net income....................................................       $10,340,221      $6,980,273   $18,963,609      $16,502,542
                                                                     ===========      ==========   ===========      ===========


Net income per common and common equivalent
     share....................................................      $        .26      $      .18   $      .48       $       .42
                                                                    ============     ===========  ============      ===========

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